UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2005

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[__] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.02	Results of Operations and Financial Condition.

On April 18, 2005, Macatawa Bank Corporation issued a press release announcing results for the first quarter ended March 31, 2005. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99	Press release dated April 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2005	MACATAWA BANK CORPORATION By: /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Press release dated April 18, 2005

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate April 18, 2005 Jon Swets, CFO 616.494.7645

Holland, Michigan - Macatawa Bank Corporation Reports 58% Increase in First Quarter Earnings

Macatawa Bank Corporation today announced net income for the first quarter of 2005. Net income was a record $4.54 million, or a 58% increase over first quarter 2004 net income of $2.87 million. Diluted earnings per share totaled $0.50 for the first quarter of 2005, or a 56% increase over the $0.32 for the same period in 2004.

"As we mentioned throughout 2004, we are focused on improved profitability and we are delivering," said Ben Smith, Chairman and CEO. Return on average assets and return on average equity were 1.07% and 13.74% for the first quarter of 2005 compared to 0.81% and 9.30% for the first quarter of 2004. "The loan and deposit portfolios have been well positioned to benefit from the recent rise in interest rates, and are at the heart of our strong financial performance for the quarter," stated Mr. Smith.

The growth in the loan and deposit portfolios brought total assets to well over $1.7 billion at the end of the first quarter. "The passion and determination of our people continue to drive our success. It's their commitment to the customer that makes the difference and is recognized within our communities," commented Mr. Smith. With the addition of the Rockford branch, expected to open in early summer, the Bank continues to improve its physical presence in the greater Grand Rapids area. "We will continue to evaluate strategic sites, but we feel the current capacity within our branch network will provide great opportunity for growth throughout the remainder of 2005," added Mr. Smith.

The increase in quarterly earnings was largely a result of significant growth in net interest income. First quarter net interest income totaled $14.8 million, an increase of $3.45 million or 30%, as compared to the first quarter of 2004. The improvement in net interest income was driven by a combination of strong increases in both average earning assets and net interest margin. Average earning assets grew by 19% or $254.4 million from $1.31 billion for the first quarter of 2004 to $1.57 billion for the first quarter of 2005. The net interest margin increased 35 basis points from 3.49% for the first quarter of 2004 to 3.84% for the first quarter of 2005. On a consecutive quarter basis, the net interest margin increased 8 basis points from 3.76% for the fourth quarter of 2004 and represents the fourth consecutive quarter of improvement in the net interest margin. The increases in short-term rates that began in mid-2004 continue to positively impact the net interest margin.

An increase in non-interest income also contributed to the strong results for the quarter. Non-interest income was $2.7 million for the first quarter of 2005, an increase of $375,000 over the first quarter of 2004. Increases in deposit service charges, gains on sales of loans and other income all contributed to the overall increase in non-interest income. The increase in other income for the quarter was positively impacted by the income earned on bank-owned life insurance, purchased in the fourth quarter of 2004. "Non-interest income was up over 16% from the prior year and continues to gain momentum as we focus our efforts on ensuring we become the preferred provider for banking services in West Michigan," commented Mr. Smith.

Increases in revenue were partially offset by an increase in non-interest expense. Non-interest expense increased to $9.96 million for the quarter as compared to $8.26 million for the first quarter of 2004. Salaries and benefits increased by $918,000 over the first quarter of the prior year. The increase is primarily related to additional staffing in each line of business and in support departments consistent with growth of the Bank, and increased incentives associated with strong performance to date. Other expense increased by $618,000 for the quarter and reflects continued investment in growth. The increase was in various categories including, marketing and promotions, data processing fees and customer support services. The efficiency ratio declined to 56.87% for the first quarter of 2005 compared to 60.31% for the same quarter in the prior year, reflecting that revenue growth has exceeded expense increases.

Asset quality remains solid at March 31, 2005. Non-performing assets declined to $5.53 million at March 31, 2005 from $5.87 million at December 31, 2004. Non-performing assets as a percent of total assets were 0.32% at March 31, 2005 compared to 0.35% at December 31, 2004 and 0.25% at March 31, 2004. Net charge-offs were 0.18% of average loans on an annualized basis for the quarter, compared to 0.12% for the first quarter of 2004 and 0.19% for the fourth quarter of 2004. The allowance for loan losses represents 1.37% of total loans at March 31, 2005.

Total assets were $1.72 billion at March 31, 2005, an increase of $265.0 million from March 31, 2004. Total loans grew $201.5 million since March 31, 2004 and were primarily funded by a $252.6 million increase in deposits. The Company remained well capitalized at March 31, 2005, with a total risk-based capital ratio of 11.12% at March 31, 2005.

"We are very pleased with our performance for the first quarter. Despite the continued slow recovery in the West Michigan economy and an ever-increasing competitive environment, we remain optimistic of the prospects for continued success throughout 2005," concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, April 19, 2005, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank and Macatawa Investment Services. Through its subsidiaries, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 22 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission."

•     Page 2

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Quarter Ended March 31

EARNINGS SUMMARY	2005	2004

Total interest income	$23,198	$17,305
Total interest expense	8,354	5,913

Net interest income	14,844	11,392
Provision for loan loss	900	1,225

Net interest income after provision for loan loss	13,944	10,167

NON-INTEREST INCOME
Deposit service charges	724	651
Gain on sale of loans	559	529
Trust fees	715	738
Other	675	380

Total non-interest income	2,673	2,298

NON-INTEREST EXPENSE
Salaries and benefits	5,405	4,487
Occupancy	842	699
Furniture and equipment	703	677
Other	3,012	2,394

Total non-interest expense	9,962	8,257

Income before income tax	6,655	4,208
Federal income tax expense	2,120	1,342

Net income	$4,535	$2,866

Basic earnings per share	$0.51	$0.33
Diluted earnings per share	$0.50	$0.32
Return on average assets	1.07%	0.81%
Return on average equity	13.74%	9.30%
Net interest margin	3.84%	3.49%
Efficiency ratio	56.87%	60.31%

BALANCE SHEET DATA Assets	March 31 2005	March 31 2004	December 31 2004

Cash and due from banks	$34,303	$30,991	$31,711
Securities available for sale	153,986	120,562	137,249
Securities held to maturity	2,550	2,621	2,552
Federal Home Loan Bank Stock	12,359	8,898	12,239
Loans held for sale	3,158	4,365	3,150
Total loans	1,425,781	1,224,243	1,396,387
Less allowance for loan loss	19,534	16,958	19,251

Net loans	1,406,247	1,207,285	1,377,136

Premises and equipment, net	45,897	39,894	45,784
Acquisition intangibles	26,154	26,584	26,262
Bank-owned life insurance	20,320	-	20,157
Other assets	16,495	15,228	16,366

Total Assets	$1,721,469	$1,456,428	$1,672,606

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$134,663	$123,940	$149,104
Interest-bearing deposits	1,227,169	985,336	1,202,412

Total deposits	1,361,832	1,109,276	1,351,516
Federal funds purchased	14,789	26,083	22,131
FHLB advances	167,563	145,820	123,985
Other borrowings	41,238	41,238	41,238
Other liabilities	5,879	9,148	4,662

Total Liabilities	1,591,301	1,331,565	1,543,532

Shareholders' equity	130,168	124,863	129,074

Total Liabilities and Shareholders' Equity	$1,721,469	$1,456,428	$1,672,606

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly

	1st Qtr 2005	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004

EARNINGS SUMMARY
Net interest income	$14,844	$14,439	$13,619	$12,570	$11,392
Provision for loan loss	900	1,325	3,900	1,440	1,225
Total non-interest income	2,673	2,732	2,261	2,751	2,298
Total non-interest expense	9,962	9,277	8,933	8,933	8,257
Income taxes	2,120	2,121	931	1,602	1,342
Net income	$4,535	$4,448	$2,116	$3,346	$2,866

Basic earnings per share	$0.51	$0.50	$0.24	$0.38	$0.33
Diluted earnings per share	$0.50	$0.49	$0.24	$0.37	$0.32

MARKET DATA
Book value per share	$14.70	$14.62	$14.39	$13.92	$14.18
Market value per share	$33.58	$32.29	$28.05	$27.49	$26.54
Average basic common shares	8,841,032	8,819,272	8,809,971	8,804,830	8,791,864
Average diluted common shares	9,053,643	8,997,538	8,966,312	8,957,976	8,952,939
Period end common shares	8,855,633	8,826,902	8,812,591	8,808,983	8,803,956

PERFORMANCE RATIOS
Return on average assets	1.07%	1.08%	0.53%	0.89%	0.81%
Return on average equity	13.74%	13.76%	6.73%	10.74%	9.30%
Net interest margin (FTE)	3.84%	3.76%	3.66%	3.62%	3.49%
Efficiency ratio	56.87%	54.03%	56.25%	58.31%	60.31%

ASSET QUALITY
Net charge-offs	$617	$674	$3,207	$491	$360
Nonperforming loans	$2,444	$4,021	$7,601	$2,742	$3,047
Other real estate and repossessed assets	$3,085	$1,850	$2	$-	$610
Nonperforming loans to total loans	0.17%	0.29%	0.56%	0.21%	0.25%
Nonperforming assets to total assets	0.32%	0.35%	0.47%	0.18%	0.25%
Net charge-offs to average loans (annualized)	0.18%	0.19%	0.96%	0.16%	0.12%
Allowance for loan loss to total loans	1.37%	1.38%	1.37%	1.39%	1.39%

CAPITAL & LIQUIDITY
Average equity to average assets	7.8%	7.8%	7.9%	8.3%	8.7%
Tier 1 capital to risk-weighted assets	9.3%	9.2%	9.3%	9.9%	10.3%
Total capital to risk-weighted assets	11.1%	11.0%	11.1%	11.8%	12.2%
Loans to deposits + FHLB borrowings	93.23%	94.8%	94.2%	96.9%	97.5%

END OF PERIOD BALANCES
Total portfolio loans	$1,425,781	$1,396,387	$1,361,017	$1,288,461	$1,224,243
Earning assets	1,598,686	1,551,577	1,512,039	1,428,499	1,360,689
Total assets	1,721,469	1,672,606	1,616,994	1,525,977	1,456,428
Deposits	1,361,832	1,351,516	1,322,563	1,151,347	1,109,276
Total shareholders' equity	130,168	129,074	126,816	122,590	124,863

AVERAGE BALANCES
Total portfolio loans	$1,405,313	$1,377,886	$1,329,763	$1,262,153	$1,190,153
Earning assets	1,568,583	1,531,685	1,483,788	1,399,415	1,314,208
Total assets	1,696,790	1,651,939	1,585,427	1,500,155	1,410,471
Deposits	1,350,233	1,316,548	1,256,730	1,122,548	1,104,750
Total shareholders' equity	132,039	129,301	125,851	124,652	123,239